EXHIBIT 4.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of May 1, 2004.

BETWEEN:

CUMBERLAND RESOURCES LTD. a company duly incorporated under the laws of British Columbia having its principal offices at Suite 950, 505 Burrard Street, Box 72, 1 Bentall Centre, Vancouver, BC, V7X 1M4

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

BRAD THIELE, of 17401 – 63A Avenue, Surrey, British Columbia, V3S 5J2

(hereinafter called the “Employee”)

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A.

The Company is incorporated under the laws of British Columbia to carry on business as a mineral exploration, development and production company;

B.

The Employee is a key employee of the Company occupying at the date hereof the position of Vice President Mining and in the judgement of the Board of Directors of the Company (the “Directors”), it is of material value to the Company to document the terms of employment of the Employee, and it is of material value to the Employee that his responsibilities, remuneration and other benefits be defined as hereinafter provided;

C.

It is also of material value to the Company and the Employee to expressly set out the Employee’s rights and the Company’s obligations in the event of a takeover of control (as defined in section 4 below) of the Company so that in the event of a takeover bid or exchange offer for the common shares of the Company the Employee will be encouraged to remain in the Company’s employ until such takeover bid or exchange offer is completed or terminated, without fear of loss of his rights under this Agreement and so that such rights will be preserved in the manner herein set forth notwithstanding a takeover of control of the Company;

D.

The parties agree this Agreement shall be effective May 1, 2004.

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.

EMPLOYMENT

1.1

The Company agrees to employ and to continue to employ the Employee and the Employee agrees to serve the Company.  Unless the title of his office is changed, the Employee shall during the term of this Agreement, serve as Vice President Mining of the Company in addition to any other office the Employee may hold with the Company.  The term of this Agreement and employment is unlimited and indefinite, except that the employment and this Agreement may be terminated by either party as provided herein.

1.2

The Employee shall report to and be directly responsible to the Chief Executive Officer or to such other individual as the Directors may designate from time to time.  The Employee shall perform, observe and conform to such duties and instructions as from time to time are reasonably assigned or communicated to the Employee by the Directors, and which are reasonably consistent with the employment and status of the Employee, and shall make such reports as may be necessary to fully and properly inform the Directors of the matters of business of the Company and, additionally, as the Directors may from time to time request and require.  The Employee shall work full-time for the Company and not engage in any other employment or self-employment without the written consent of the Directors.  The Employee acknowledges that the Company may make reasonable changes to his duties and reporting from time to time to accommodate its business needs, so long as such changes do not fundamentally alter the terms of his employment with the Company.

2.

COMPENSATION

2.1

The Company agrees to pay the Employee and the Employee agrees to accept as remuneration for services hereunder an annual salary in the amount specified on Schedule “A”, payable by equal semi-monthly instalments, exclusive of any other benefits referred to herein.  For all purposes of this Agreement, “Annual Salary” means the remuneration described in this section 2.1 (subject to adjustment under section 2.2), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature.

2.2

The parties agree that the Company will review the Annual Salary on an annual basis and will make any adjustments it determines are reasonable in the sole opinion of the Directors which may take into account, but shall not be limited to, the Employee’s performance and the financial and operating success of the Company in the preceding twelve (12) months.  In no case will the Annual Salary be reduced, unless by mutual agreement, such agreement to be in writing.

2.3

The Employee shall be entitled to participate in all employee benefit programs (the “Benefits”), including, without limiting the generality of the foregoing, group life and disability insurance and medical and dental plans, in accordance with and on the terms and conditions generally provided from time to time by the Company.  The Employee agrees that the Company may substitute or modify the benefits on comparable terms and conditions for good and valid reason, provided that no such substitution or modification of benefits made within four months after a takeover of control of the Company shall be binding on the Employee without the Employee’s consent.  All such benefits shall be governed by the terms of the said policies in force.

2.4

The Employee shall be eligible to participate in any incentive programs, including, without limiting the generality of the foregoing, share option plans, share purchase plans and bonus plans and any feasibility, acquisition or completion bonus arrangements for any mine planned, acquired or developed by the Company (collectively, the “Incentive Plans”), in each case in accordance with and on the terms and conditions of such Incentive Plans as at the date hereof are in place or as which may from time to time be implemented by the Directors in their sole discretion.  Except as hereafter specifically set out, the Employee acknowledges that his participation in these Incentive Plans will be to such extent and in such amounts as the Directors in their sole discretion may decide from time to time, and the Employee shall have no absolute entitlement to such participation.  Notwithstanding the foregoing it is agreed that the Employee shall receive a cash bonus equal to his Annual Salary on completion of project financing for the Meadowbank gold project and an additional cash bonus equal to 1.5 times the Employee’s Annual Salary upon successful commissioning of a mine at the Meadowbank gold project (the “Bonuses”).

2.5

Any amounts which the Employee may be granted under any Incentive Plan shall not, for the purposes of this Agreement, be treated as salary and shall not be included in any severance payment to, or pension plan entitlement calculations for, the Employee.  Except for the Bonuses specifically provided for in section 2.4, the Employee agrees that except in respect to share options or other incentive mechanisms which have been granted to the Employee, the Company may substitute, reduce, modify, or if necessary, eliminate the general terms of its Incentive Plans in the sole discretion of the Directors or to meet regulatory or Stock Exchange requirements.  Notwithstanding the foregoing, no reduction to the terms or benefits to the Employee under any Incentive Plan made during the course of or within four months after a takeover of control of the Company shall be binding on the Employee without the Employee’s consent.  All such Incentive Plans shall be governed by the policies of the various regulatory bodies which have jurisdiction over the affairs of the Company.

2.6

The Employee shall be entitled to vacation with regular salary each calendar year, at such time or times as shall be convenient to the Employee and the Company, for the number of weeks specified in Schedule “A”.

2.7

The Employee shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Employee in the discharge of his duties for the Company.  The Employee agrees that such reimbursements shall be due only after the Employee has rendered an itemized expense account, together with receipts where applicable, showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.8

The Company shall pay on behalf of the Employee such professional organization dues as the Directors in their sole discretion may from time to time approve.

2.9

The Company shall provide such additional benefits as may be set out in Schedule “A”.

2.10

Immediately prior to any takeover of control of the Company, the Compensation Committee of the Directors shall meet to review the compensation of the Employee.  Prior to such meeting, the Compensation Committee shall have obtained and considered a report from a major Canadian compensation consulting firm providing information on compensation then being paid to similar executives at comparable employers.  At such meeting, the Compensation Committee shall determine, in its sole discretion, acting in good faith, what, if any, increase should be made to the Employee’s compensation to ensure it is comparable to that of similar executives at comparable employers.  The parties acknowledge that the Company is currently in a development stage such that compensation for executives may not fairly reflect appropriate compensation based on industry standards, which fact should not work to the detriment of the Employee on a takeover of control.

2.11

Notwithstanding the provision of any plan or agreement, upon the completion of a takeover of control, all granted share options which have not vested shall be deemed to be fully vested and exercisable.  In addition, prior to completion of a takeover of control, the Directors may, in their discretion, deem all such non-vested share options to be vested and exercisable for the purpose of allowing the Employee to exercise such options and participate in the takeover of control transaction in respect of the shares thereby acquired.

3.

DUTIES OF THE EMPLOYEE

3.1

The Employee will devote his full time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfil his duties as an officer.

3.2

Without the prior written consent of the Directors not to be unreasonably withheld, the Employee shall not, during the term of this Agreement, directly or indirectly engage in any business which is competitive with that of the Company or its subsidiaries, or accept employment with or render services to a competitor or take any other action inconsistent with the fiduciary relationship of a senior executive officer to his corporation including, without limitation, becoming a director of any other company.  The Employee will promptly disclose to the Company any proposed activity of the Employee which may give rise to any conflict with the Employee’s duty to the Company.  If the Directors shall find that the Employee is in breach of the foregoing provisions of this section, and so advises the Employee in writing, the Employee shall discontinue such business activity within thirty (30) days of such notice, unless such time shall be extended by the Directors.  The Employee shall, within such thirty (30) day period (or as the same may be extended by the Directors), certify in writing to the Directors that the Employee has discontinued such activity.  Failure by the Employee to terminate the activities which are the subject of such notice as herein provided shall be grounds for dismissal of the Employee for cause by the Directors.

3.3

The Company specifically acknowledges that the Employee is a non-executive director of the entities listed on Schedule “A”, if any, and the Company consents to such activity, so long as such entities do not compete with the Company, and such activity does not create a conflict of interest with the Employee’s duties to the Company.  The Company’s consent herein shall not permit any appropriation by the Employee of any business opportunity coming to the Employee in his capacity as an employee of the Company or otherwise in the course of the Company’s business.

3.4

The Employee will not, at any time, or in any manner, during the continuance of his employment hereunder or thereafter, divulge any of the confidential affairs or secrets of the Company, including mineral properties being considered by the Company (collectively, the “Confidential Information”) to any person or persons, without the previous consent in writing of the Directors.  During the continuation of his employment or thereafter, the Employee shall not use or attempt to use any Confidential Information which the Employee may acquire in the course of his employment for his own benefit, directly or indirectly.  Without limiting the generality of the foregoing, the Employee will not without the written consent of the Company, which consent is not to be unreasonably withheld, during a period ending two years following the date of termination of his employment hereunder participate in the management of any business operation of any enterprise which is engaged or proposes to be engaged in mineral exploration or development of mining activities within an area of ten miles from any of the mineral properties being explored or developed by the Company on the date of termination of the Employee’s employment with the Company.

3.5

The Employee agrees to communicate at once to the Company all business opportunities which come to the Employee in his capacity as such or otherwise in the course of the Company’s business and to deliver to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Employee may conceive, make or discover, become aware directly or indirectly or have presented to the Employee and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

4.

TERMINATION

4.1

The Employee may terminate this Agreement and the employment of the Employee by giving the Company one (1) month’s written notice, in which event the Employee shall not be entitled to a severance payment but shall be entitled to receive the full amount of the instalments falling due in respect of the Employee’s Annual Salary through to the date the Employee leaves his position with the Company plus the amount, if any, of any accrued vacation pay, the amount of any expenses reimbursable under section 2.7, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid.  Notwithstanding any provision to the contrary in any stock option plan or agreement, the Employee shall be entitled to 30 days not subject to blackout to exercise options vested on the date the Employee ceases employment under this subsection.

4.2

The Company may terminate this Agreement and the employment of the Employee without cause in which event the Company shall be obligated to provide the Employee with a severance payment in lieu of notice. Such severance payment shall be payable on the fifth day following the date of termination and shall consist of the benefits set out in section 4.5 if such termination occurs within 12 months after a takeover of control of the Company and shall otherwise consist of the following:

(a)

the full amount of the instalments falling due in respect of the Employee’s Annual Salary through to the date of the notice of termination plus the amount of any accrued vacation pay, the amount of any expenses reimbursable under section 2.7, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid; and

(b)

an additional amount equivalent to two full years of Annual Salary, calculated on the Employee’s Annual Salary at the highest rate in effect during the twelve (12) month period immediately preceding the date of termination, exclusive of any benefits, bonuses, and other amounts; and

(c)

the Employee’s options on shares of the Company shall remain in full force and effect in accordance with the original terms thereof with respect to options which have become vested at the date of the notice of termination until the earlier of their normal expiry or three years from the date of termination.  Such options shall be deemed to have been amended to the effect that any provision which would otherwise terminate such options as a result of the termination of the Employee’s employment earlier than as set out herein shall be null and void.  Any options which have not become fully vested and exercisable at the date of the notice of termination shall be cancelled on the date of the notice of termination; and

(d)

the Bonuses, if the event giving rise to payment of a Bonus occurs within two months of the date of the notice of termination.

(e)

if, at the time of termination, the Employee is eligible for other cash incentives other than the Bonuses, an additional amount equal to two times the average cash incentive (exclusive of the Bonuses) received by the Employee during the preceding three years.  If the Employee was only eligible for such cash incentives for less than three prior years, the payment shall be the average of such lesser number of years with a minimum of one year.

The Employee agrees to accept such compensation in full satisfaction of any and all claims the Employee has or may have against the Company for such termination, including entitlement to reasonable notice, and the Employee agrees to sign and deliver a full and final release of the Company of all such claims upon payment of said sum.  The Company shall remain bound by the terms of the option agreements between the Company and the Employee as amended by subsection 4.2(c).

4.3

The Company may at any time terminate the Employment of the Employee and this Agreement for any just cause that would in law permit the Company to, without notice, terminate the employment of the Employee. In such event the Employee shall not be entitled to a severance payment but shall be entitled to receive the full amount of the instalments falling due in respect of the Employee’s annual salary through to the date of the notice of termination plus an amount of any accrued vacation pay and the amount, if any, of any other compensation payable to the Employee which has not been paid.

4.4

Any termination by the Company of the Employee’s employment shall be communicated by written notice of termination which cites the specific termination provision of this Agreement under which such notice is given and which, in the case of a notice of termination for cause under section 4.3, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Employee’s employment.  No purported termination by the Company of the Employee’s employment shall be effective without a written notice of termination which complies with this section.

4.5

Notwithstanding anything in this Agreement, the Employee shall have a special right to resign under this section 4.5 for “Good Cause” at any time within 12 months after a takeover of control of the Company.  A notice of resignation under this section 4.5 must be in writing, must cite this section 4.5 and must contain at least one (1) month’s notice and not more than two (2) months’ notice.  In the event of a resignation under this section 4.5, on the fifth (5th) business day following the earlier of the last day of the notice period specified in the notice of resignation given under this section 4.5 and the date the Employee actually ceases his employment with the Company, (the “Date of Resignation”), the Company shall pay the Employee a severance payment which shall consist of the following amounts:

(a)

the full amount of the instalments falling due in respect of the Employee’s Annual Salary through to the Date of Resignation, plus an amount equal to the amount, if any, of any accrued vacation pay, the amount of any expenses reimbursable under section 2.7, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid; and

(b)

an additional amount equivalent to two years’ salary, calculated on the Employee’s Annual Salary at the highest rate in effect during the twelve (12) month period immediately preceding the Date of Resignation, exclusive of any benefits, bonuses, and other amounts; and

(c)

if, at the Date of Resignation, the Employee is eligible for other cash incentives other than the Bonuses, an additional amount equal to two times the average cash incentive (exclusive of the Bonuses) received by the Employee during the preceding three years.  If the Employee was only eligible for such cash incentives for less than three prior years, the payment shall be the average of such lesser number of years with a minimum of one year.

(d)

subject to subsection 4.5(e) below, in lieu of common shares of the Company issuable upon exercise of options previously granted to the Employee under the Company’s Incentive Plans which remain unexercised at 5:00 pm Vancouver time on the fourth business day following the Date of Resignation, which options shall be cancelled upon the payment referred to herein, a cash amount equal to the aggregate spread between the exercise price of all such options which are in the money on the Date of Resignation, whether or not they are fully exercisable as at the Date of Resignation, and the higher of  the average of the closing prices of the Company’s common shares as reported on the The Toronto Stock Exchange (or such other stock exchange on which the Company’s shares may be listed) for thirty (30) days preceding the Date of Resignation or  the average price actually paid for the most highly priced one percent (1%) of the Company’s common shares, however and for whatever reason by any person who alone or acting in concert with others effected the takeover of control of the Company; and

(e)

notwithstanding subsection 4.5(d), the Employee shall have the right exercisable up to the fourth business day following the Date of Resignation to elect to waive the application of subsection 4.5(d) following the Date of Resignation.  The Employee may exercise this election on or before 5:00 p.m. Vancouver time on such fourth business day by delivering a notice in writing to the Company of such waiver whereupon:

(i)

the Employee’s options on shares of the Company, whether or not they are by their terms fully exercisable on the Date of Resignation, shall remain in full force and effect in accordance with the original terms thereof except that such options shall be deemed to have been amended to the effect that any provision which would otherwise terminate such options as a result of termination of the Employee’s employment shall be null and void and to the further effect that all of the Employee’s options on shares shall be deemed for all purposes of this clause and for all purposes of the options to have become fully exercisable on the Date of Resignation, so that none of the Employee’s options shall terminate or be cancelled as a result of the termination of the Employee’s employment hereunder and so that there are no longer any restrictions on the exercise of such options; and

(ii)

the Company shall be relieved of any obligation in connection with termination of the Employee’s employment to make the payment in section 4.5(d); and

(f)

in the event the takeover of control consists of a transaction in which the Company’s shareholders receive consideration for their shares (the “Consideration”) and occurs prior to payment of one or both Bonuses, the Company shall also pay the Employee:

(i)

the financing Bonus, if the fair market value of the Consideration is Cdn.$3.00 or more;

(ii)

the commissioning Bonus, if the fair market value of the Consideration is Cdn.$4.50 or more;

(g)

the Company shall continue at its cost the Benefits then in effect for the Employee, other than disability insurance, until the earlier of two (2) years from the Date of Resignation or the Employee obtaining similar benefits through other employment.  The Company shall pay the Employee an amount equal to 24 months of the then-prevailing premiums for his long-term disability insurance.

The Employee agrees to accept such compensation in full satisfaction of any and all claims the Employee has or may have against the Company for compensation under this Agreement and the Employee agrees to sign and deliver a full and final release of the Company of all such claims upon payment of said sum.  If the Employee has exercised his rights under subsection 4.5(e) to waive the payment under subsection 4.5(d), the Company shall remain bound by the terms of the option agreements between the Company and the Employee as amended by subsection 4.5(e)(i).

4.6

For all purposes of this Agreement, “takeover of control” means:

(a)

the acquisition directly or indirectly by any person or group of persons acting in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting in concert, totals for the first time 50% of the outstanding common shares of the Company; or

(b)

the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)

consummation of a sale of all or substantially all of the assets of the Company, or the consummation of a reorganization, merger or other transaction which has substantially the same effect, except where such sale or transaction is for the purpose of financing the construction of a mine;

4.7

As used herein voluntary termination by the Employee of his employment for “Good Cause” means termination after a takeover of control of the Company following the occurrence of one of the following events without the Employee’s express written consent:

(a)

the assignment by the Company of any duties inconsistent with the Employee’s positions, duties, responsibilities and status with the Company immediately prior to the takeover of control;

(b)

a material reduction in the Employee’s responsibilities, titles or offices as in effect immediately prior to the takeover of control, or any removal of the Employee from or any failure to re-elect the Employee to any such positions, except in connection with the involuntary termination of the Employee’s employment for good and sufficient cause, or as a result of the Employee’s death, disability or retirement, or voluntary termination by the Employee for other Good Reason;

(c)

a reduction by the Company in the Employee’s base salary as in effect immediately prior to the takeover of control;

(d)

a change in the principal executive office of the Company to a location more than 50 miles from the location of the principal executive office of the Company immediately prior to the takeover of control;

(e)

the requirement by the Company that the Employee be based anywhere other than within a 50-mile radius of his location immediately prior to the takeover of control, except substantially consistent with the Employee’s business travel obligations immediately prior to the takeover of control; or

(f)

the failure by the Company to continue in effect, or a change of the Employee’s participation in benefits under any bonus or incentive compensation or benefit plan, any stock ownership, stock purchase, stock option or other equity incentive plan, any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which the Employee is participating immediately prior to a takeover of control (“Existing Plans”), the effect of which would be to materially reduce the total value, in the aggregate, of the Employee’s benefits under all Existing Plans and all amendments thereto and plans substituted therefore, as compared to the Employee’s benefits under Existing Plans as they existed immediately prior to the takeover of control, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled in accordance with the Company’s general vacation policy in effect immediately prior to the takeover of control.

4.8

The Employee shall not be required to mitigate the amount of any payments provided for under any paragraph of this section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Employee as the result of employment by another employer after the date of termination, or otherwise.

4.9

Notwithstanding anything in this Agreement, the Employee shall have a special right to resign at any time within four months of the date the Employee is required and refuses to consent to transfer to a new location by the Company that is more than 50 miles from Vancouver, British Columbia.  A notice of resignation under this subsection must be in writing, must cite this subsection and must provide at least one (1) month’s notice.  In the event of resignation under this subsection, the Employee will be deemed to have been terminated by the Company without cause, and the Company shall provide the Employee with the payments and benefits on the terms set forth in subsection 4.2.

4.10

The additional provisions, if any, in Schedule “A” to this Agreement shall apply to any termination under section 4.2 hereof and to any resignation under section 4.5 hereof.

4.11

On the termination of his employment for any reason, the Employee agrees to deliver to the Company all documents, financial statements, records, plans, drawings and papers of every nature, in any way relating to the affairs of the Company and its subsidiaries or affiliated companies, if any, which are in his possession or under his control

4.12

The Company shall have the right to offset any money properly due by the Employee to the Company against any amounts payable by the Company to the Employee under this Agreement.

4.13

The Company may, at its option, require the Employee to retire at the end of the month during which he attains the age of 65 or at any time thereafter on thirty (30) days’ written notice. In such event, no notice or payment in lieu of notice shall be due to the Employee upon such retirement, but the Employee shall be entitled to receive the full amount of the instalments falling due in respect of the Employee’s annual salary through to the date the Employee ceases employment with the Company plus the amount, if any, of any accrued vacation pay, the amount of any expenses reimbursable under section 2.7, and the amount, if any, of any other compensation actually accrued and then payable to the Employee which has not been paid.

4.14

In the event the Employee is unable to perform substantially all of his employment duties for the period necessary to qualify for long term disability benefits or, in the absence of such insurance, for a period of six months or more or for periods collectively exceeding six months in any 12-month period subsequent to 2003, the Company may, at its option, terminate this Agreement without cause and provide the Employee with the payment and benefits on the terms set forth in subsection 4.2.  The Employee shall also remain eligible for any disability benefits for which he may qualify.

5.

SUCCESSORS OR ASSIGNS

5.1

This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and in addition to all other remedies available to the Employee, the Employee shall be entitled to deliver a notice of resignation under section 4.5 at any time within the four month period following such succession and to receive the payments and to exercise the rights in such section accordingly.

5.2

The Company shall be entitled to assign this agreement without the Employee’s consent to any affiliate of the Company (as defined in the Company Act) on written notice to the Employee, provided there is no material change to the Employee’s terms of employment.  The Company shall remain jointly and severally liable to the Employee with such assignee.

5.3

This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Employee’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees.  If the Employee dies while any amounts are still payable to the Employee under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Employee’s estate.

6.

MISCELLANEOUS

6.1

This Agreement and the employment of the Employee shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.2

All disputes arising out of or in connection with this Agreement or in respect of any legal obligation associated with or arising out of the Employee’s employment with the Company shall be referred to and finally resolved by arbitration before a single arbitrator administered by the British Columbia Commercial Arbitration Centre.  The place of arbitration shall be Vancouver, Canada.  Notwithstanding the foregoing, the Company shall be entitled to commence proceedings for injunctive relief against the Employee in any court of competent jurisdiction.

6.3

Time shall be of the essence of this Agreement.

6.4

Each party shall pay all legal fees and expenses actually incurred by the other in contesting or disputing any termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement provided that the other party is successful in any such action.

6.5

This Agreement represents the entire Agreement between the Employee and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  Notwithstanding this section 6.5, however, the option agreements currently outstanding to the Employee are expressly preserved and shall continue in full force and effect in accordance with their terms, subject to the provisions relating to options set out in sections 4.2 and 4.5.

6.6

Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

6.7

The waiver by the Employee or by the Company of a breach of any provision of this Agreement by the Company or by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

IN WITNESS WHEREOF the parties have executed this Agreement on April 29, 2004.

The Corporate Seal of CUMBERLAND RESOURCES LTD. was hereunto affixed in the presence of: /s/ Kerry M. Curtis Authorized Signatory /s/ Walter Segsworth Authorized Signatory	) ) ) ) ) c/s ) ) ) )

SIGNED, SEALED AND DELIVERED by BRAD THIELE in the presence of: Betty Goyette Name 11686 – 84A Ave., Delta, B.C. V4C 2S8 Address Office Mgr. Occupation	) ) ) ) ) ) ) /s/ Brad Thiele ) BRAD THIELE ) ) )

V0058400019\VAN_LAW\ 124603\6

Schedule “A”

BRAD THIELE

Salary:	$150,000 per annum
Holidays:	4 weeks per annum
Other Entities:	Wave Exploration Corp. Thiele Engineering Services Ltd.
Other Employment Benefits:
Other Termination Benefits: